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                                                                     EXHIBIT 3.8



                         LIMITED PARTNERSHIP AGREEMENT
                           OF BOARDWALK REGENCY, LTD.


          This Limited Partnership Agreement of BOARDWALK REGENCY, LTD. (the "Partnership"), is made as of March 6, 1996 by and among Resort Management, Inc., a Delaware corporation with its principal office at 1150 First Avenue, Suite 900, King of Prussia, Pennsylvania, 19406 (the "General Partner"), and the individuals and entities identified on Schedule A who or which, together with any additional limited partners or substitute limited partners as hereinafter provided, are sometimes hereinafter referred to collectively as the "Limited Partners" and individually as a "Limited Partner." (The General Partner and the Limited Partners are sometimes collectively referred to as the "Partners" and individually as a "Partner".)

                                   RECITALS:

          The Partnership has been formed for the purpose of purchasing the hotel commonly known as the Boardwalk Hotel located at 400 North Atlantic Avenue, Daytona Beach Florida ("Project"). Once the Project is acquired by the Partnership, the Partnership will renovate the Project and sell timeshare intervals in the Project which will allow the purchasers of such intervals to occupy units in the Project for given periods of time.

          NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to continue the Partnership as follows:

                            ARTICLE I. DEFINITIONS

          (a) The term "Accounting Period" shall mean the period beginning on the day immediately succeeding the last day of the immediately preceding Accounting Period (or in the case of the first Accounting Period, the date of this Agreement), and ending on the last day of the Fiscal Year;

          (b) The term "Affiliate" of a Partner shall have the same meaning as now defined in Section 101 of the United States Bankruptcy Code and shall include without limitation, all "insiders", as such term is now defined in
Section 101 of the United States Bankruptcy Code, and all Affiliates of the Partnership and each of its Partners.

          (c) The term "Agreement" shall mean this Limited Partnership Agreement of Boardwalk Regency, Ltd., as from time to time amended.

          (d) The term "Capital Account" shall mean the Opening Capital Account or the Closing Capital Account.

          (e) The term "Capital Contribution" with respect to any Partner shall mean the Original Capital Contribution made by the Partner, less the aggregate amounts of any


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distributions of capital to the Partner or withdrawals charged against such Partner's Capital Contribution subsequent to the date of this Agreement.

          (f) The term "Capital Transaction" shall mean the sale, assignment, condemnation or other disposition by the Partnership of the Project, excluding the sale of timeshare interests.

          (g) The term "Class A Limited Partners" shall mean the Limited Partner which is identified in Schedule "A" attached hereto as the Class A Limited Partner.

          (h) The term "Class B Limited Partners" shall mean the Limited Partners who are identified in Schedule "B" attached hereto as the Class B Limited Partners.

          (i) The term "Closing Capital Account" shall mean the account established for each Partner on the books of the Partnership pursuant to Section
6.2 hereof.

          (j) The term "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

          (k) The term "Cumulative Preferred Return" shall mean twelve (12%) percent, per annum, on the Outstanding Capital Contribution of the Class A Limited Partner commencing on the date the Class A Limited Partner made its Original Capital Contribution and continuing until the Outstanding Capital Contribution of the Class A Limited Partner equals zero.

          (l) The term "Distributions" shall mean any cash or other property distributed to any of the Partners pursuant to Article VI or VII hereof as a result of their interest in the Partnership.

          (m) The term "Fiscal Year" shall mean the fiscal year of the Partnership.

          (n) The term "Limited Partnership Interests" shall have the meaning provided in Section 2.8 hereof.

          (o) The term "Minimum Gain" shall mean the minimum taxable gain that would be recognized by a Partner of the Partnership, if the nonrecourse debt of the debt of the Partnership (or its proportionate share of nonrecourse indebtedness attributable to it by virtue of an investment in another partnership) were foreclosed upon or the property securing such debt were transferred to the respective creditors in satisfaction thereof.

          (p) The term "Net Cash Flow" shall mean with respect to any Accounting Period the sum of Net Cash Flow From Operations and Net Cash Flow From Capital Transactions.

          (q) The term "Net Cash Flow From Capital Transactions" shall mean the excess of any cash receipts from Capital Transactions over the costs of securing or obtaining the Capital Transaction or paying obligations owed by the Partnership, including, but not limited to


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liabilities of the Partnership, brokerage, legal, accounting, printing, and taxes incurred or imposed on the Partnership.

          (r) The term "Net Cash Flow From Operations" shall mean with respect to any Accounting Period, the excess of cash receipts (but excluding Capital Contributions) over the sum of (i) cash disbursements, including debt service (excluding disbursements funded from Operating Reserves) and (ii) Operating Reserves created.

          (s) The terms "Net Losses"and "Net Profits" shall mean the taxable loss or taxable income of the Partnership as determined for Federal income tax purposes, including all items of income, gain, loss, deduction or credit required by the Code to be separately stated.

          (t) The term "Opening Capital Account" shall mean the account established for each Partner on the books of the Partnership pursuant to Section
6.1 hereof.

          (u) The term "Operating Reserves" shall mean reserves for proper Partnership purposes established from time to time by the General Partner from operating revenues or the proceeds of a Capital Transaction.

          (v) The term "Original Capital Contribution" shall mean with respect to each Partner the fair market value, as listed on the books and records of the Partnership, of the items contributed to the Partnership by the Partner on the date the Partnership was formed.

          (w) The term "Outstanding Capital Contribution of the Class A Limited Partner" shall mean the Original Capital Contribution of the Class A Limited Partner, less any Distributions received by the Class A Limited Partner in excess of the Cumulative Preferred Return.

          (x) The term "Partnership Percentage" shall have the meaning provided in Section 2.8 hereof.

          (y)  The term "Property" shall have the meaning provided in
Section 3.1 hereof.

          (z) The term "Project" shall mean the hotel commonly known as the Boardwalk Hotel located at 400 North Atlantic Avenue, Daytona Beach Florida, the renovation of the hotel, the creation of timeshare units in the hotel and the sale of timeshare intervals in the hotel, and all things associated with or necessary to achieve the above.

          (aa) The term "Treasury Regulations" shall mean the regulations promulgated from time to time by the United States Department of the Treasury.

                             ARTICLE II. GENERAL

          2.1 FORMATION. The Partnership is hereby formed and is existing as a limited partnership under the Limited Partnership Act of the State of Florida (the "Act") for the limited


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purposes set forth herein, upon the terms and conditions set forth in this
Agreement. The General Partner shall file any and all certificates of Limited Partnership required to be filed for the proper formation of the Partnership. Except as otherwise specifically provided in this Agreement, the rights and obligations of the Partners and the management and termination of the Partnership shall be governed by the Act.

          2.2 NAME. The name of the Partnership is Boardwalk Regency, Ltd. or such other name as may from time to time be selected by the General Partner, provided that prompt notice of any such other name selected by given to the other Partners. The General Partner shall cause to be executed and filed on behalf of the Partnership such assumed or fictitious name certificates as may be required to be filed in connection with the business of the Partnership.

          2.3 TERM. The term of the Partnership shall commence on the date of this Agreement and shall continue until (a) December 31, 2065 or (b) the earlier dissolution and termination of the Partnership pursuant to Article VII. The term of the Partnership shall be confirmed by the filing of a certificate of limited partnership as required by the Act.

          2.4 PLACES OF BUSINESS. The Partnership shall maintain such offices for the conduct of its business as the General Partner shall determine. The address of the office of the Partnership is 400 North Atlantic Avenue, Daytona Beach, Florida.

          2.5 REGISTERED OFFICE AND AGENT. The address of the Partnership's registered agent for service of process is CT Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324. The General Partner, in its discretion, may from time to time, change such registered office and agent.

          2.6 FISCAL YEAR. The fiscal Year of the Partnership shall be the calendar year.

          2.7 GENERAL PARTNER. The General Partner of the Partnership is Resort Management, and any other person, firm or corporation that shall become an additional or successor general partner pursuant to the terms of this Agreement. The General Partner owns the partnership interest in the Partnership so designated on Schedule A, attached hereto.

          2.8 LIMITED PARTNERS. The Limited Partners as of the date of this Agreement are designated on Schedule A hereto and own the limited partnership interests in the Partnership so designated on Schedule A (hereinafter referred to collectively as "Limited Partnership Interests" and/or the "Partnership Percentage"). No Limited Partner shall be obligated to make any further Capital Contribution.

          2.9 LIMITS OF PARTNERSHIP. The relationship of the Partners shall be limited to the carrying on of the business of the Partnership in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a limited partnership for the sole and limited purpose of carrying on such business. Except as otherwise provided for or contemplated in this Agreement, nothing herein shall be construed to create a partnership among the Partners or to authorize any Partner to act as general agent for any other Partner.


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          2.10 INTEREST IN THE PARTNERSHIP.  The interest of each Partner in the
Partnership shall be for all purposes personal property. Each of the Partners irrevocably waives during the entire term of this Agreement any right that it may have to maintain an action for partition with respect to its interest in any assets of the Partnership.

                                  ARTICLE III.

                              PARTNERSHIP PURPOSES

          3.1 LIMITED PARTNERSHIP PURPOSE. The sole purpose of the Partnership is to (i) acquire the hotel commonly known as the Boardwalk Hotel located at 400 North Atlantic Avenue, Daytona Beach, Florida, (ii) renovate the hotel,
(ii) operate the hotel, (iii) create timeshare units in the hotel, (iv) sell timeshare intervals in the hotel, (v) form and act as the managing agent or the homeowners association of the timeshare owners, (vi) obtain financing for the renovation of the hotel and the sale of timeshare interests, and (vii) do all things associated with, related to or necessary to achieve items (i) through
(vi), together with such other activities as may be necessary or advisable in connection with the ownership, development and sale of the Project.

          3.2 POWERS. The Partnership shall have all powers as are necessary or appropriate to carry out the purposes of the Partnership pursuant to this Agreement.

          3.3 MAINTENANCE OF SEPARATE BUSINESS. The Partnership shall at all times (a) maintain the Partnership's books, financial statements, accounting records and other corporate documents and records separate from those of any Affiliate or any other entity, (b) maintain the Partnership's books of account, bank accounts and payroll separate from those of any Affiliate, (c) act solely in its name and through its own authorized officers and agents; and in all respects hold itself out as a legal entity separate and distinct from any other entity, (d) separately manage the Partnership's liabilities from those of any Affiliate and pay its own liabilities, including all administrative expenses and compensation to employees, consultants or agents, and all operating expenses, from its own separate assets, and (e) pay from the Partnership's assets all obligations and indebtedness of any kind incurred by the Partnership. To the extent the Partnership's office is located in the offices of an Affiliate, an Affiliate supplies administrative support services to the Partnership or employees of an Affiliate working on Partnership matters, the Partnership shall pay and reimburse the Affiliate for the fair market value of the office space, administrative support services, and/or personnel supplied by the Affiliate.
The Partnership shall abide by all partnership formalities, including the maintenance of current records of Partnership affairs, and the Partnership shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Partnership and its assets and liabilities. The Partnership shall not
(i) assume the liabilities of any Affiliate or any other entity, (ii) guarantee the liabilities of any Affiliate or any other entity, and (iii) hold its credit out as being available to satisfy the obligations of any Affiliate or other entity, except the Partnership. The General Partner of the Partnership shall make decisions with respect to the business and daily operations of Partnership independent of and not dictated by any Affiliate.


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          3.4  TITLE TO PARTNERSHIP ASSETS.  Title to assets and properties of the Partnership, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof other than in its capacity as a Partner. Title to any or all of the assets of the Partnership shall be held in the name of the Partnership. All of the assets of the Partnership shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to assets of the Partnership is held.

          3.5 INVESTMENT REPRESENTATION. Each Partner represents and warrants that it is acquiring its interest in the Partnership for its own account, for investment purposes only and not with a view to the resale or other distribution thereof, in whole or in part. No Partner shall transfer, sell, hypothecate or otherwise dispose of all or any portion of its interest in the Partnership, except with the prior written consent of the General Partner as provided in
Section 9.2.

          Each Partner, by making investments in entities of a kind similar to the Partnership, or by reason of such Partner's business and financial experience or the business and financial experience of such Partner's Affiliates or persons or entities retained by such Partner, is a sophisticated investor with the capacity to evaluate the merits and risks of an investment in the Partnership. Each Partner has examined all information deemed by such Partner to be necessary or appropriate in evaluating the merits and risks of such investment, and has not relied upon the oral representations of any other Partner in making such investment.

                            ARTICLE IV. MANAGEMENT

          4.1 AUTHORITY OF THE GENERAL PARTNER. The General Partner, in accomplishing the purpose of the Partnership as set forth in Section 3.1 and subject to the provisions of Section 4.2, shall have the right and power to manage, control, operate and administer the business and operations of the Partnership. Without limiting the generality of the foregoing, but subject, nevertheless to the provisions of Section 4.2, the General Partner shall have the following powers:

          (a) to acquire and hold, by purchase, lease, license or otherwise, real and personal property and interests therein, upon such terms and conditions as the General Partner determines furthers the purpose of the Partnership as set forth in Section 3.1 of this Agreement.

          (b) to dispose of by sale, lease, license or otherwise, any or all of the real and personal property of the Partnership and interests therein, upon such terms and conditions as the General Partner determines to be in the best interests of the Partnership;

          (c) to make any alterations, improvements or repairs that are necessary or desirable to maintain the assets and properties of the Partnership in good operating condition, and, if and as required, to raze, rebuild or replace (if destroyed by act of God, condemnation or otherwise), such assets and properties;


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          (d)  to borrow funds and to secure the payment of obligations of the
Partnership by mortgage or other lien upon, and security interests in, any part of the property of the Partnership and in connection therewith to execute such promissory notes, loan, pledge, mortgage, deed of trust or security agreements or other agreements, documents and instruments as may be required of the Partnership;

          (e) to execute, enter into, make and perform on behalf of the Partnership all such contracts, agreements and other undertakings as may be necessary or advisable or incident to the carrying out of the business of the Partnership as set forth in Section 3.1, including, without, limitation contracts, agreements and notes containing confession of judgment provisions;

          (f)  to establish Operating Reserves for anticipated liabilities;

          (g) to have and maintain offices within or without the State of Florida and with respect to the offices incur such expenses as may be necessary or advisable in connection with the conduct of the business of the Partnership;

          (h) to open, maintain and close checking, money market or other interest or non-interest bearing accounts, with one or more banks or other financial institutions, and to draw checks and other orders for the payment of money;

          (i) to cause the Partnership to make or revoke any election permitted by the Code;

          (j) to prepare or cause to be prepared and filed all Partnership tax returns;

          (k) to determine the appropriate accounting method or methods to be used by the Partnership in maintaining its books and records;

          (l) to execute, deliver, acknowledge and file documents in furtherance of the business of the Partnership as set forth in Section 3.1;

          (m) to pay, collect, compromise, arbitrate, litigate or otherwise adjust, contest or settle any and all claims or demands of or against the Partnership;

          (n) to take such other actions as may be necessary or advisable in connection with the foregoing, including, without limitation, the retention of custodians, agents, independent contractors, attorneys and accountants, which may be Affiliates of the General Partner, provided that the services of such persons are necessary or advisable and the compensation therefor is reasonable;

          (o) to facilitate compliance with the applicable Federal, state and local laws, rules, regulations and ordinances, and to obtain at the expense and in the name of the Partnership such licenses, permits and approvals as are required in the business of the Partnership; and


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          (p)  to select, employ, pay, supervise and discharge any employees, independent contractors, or consultants of the Partnership, including, without limitation, Affiliates of Partners. Any Affiliate of a Partner employed by the Partnership shall be paid nor more than the amount which would have been paid to a person or entity which was not Affiliated with a Partner.

          4.2 LIMITATIONS. Any provision of this Agreement to the contrary notwithstanding, the General Partner shall not have authority to:

          (a)  alter the Partnership business as provided in Article III hereof;

          (b) knowingly perform any act (other than an act required by this Agreement or an act taken in good faith reliance upon an opinion of counsel) that would subject the Limited Partners to liability as a General Partner of the Partnership;

          (c) admit a person or entity as a General Partner, except with the approval of the holders of more than 50% of the issued and outstanding Limited Partnership Interests, or as otherwise provided herein; or

          (d) sell or transfer all or over 50% of its general partnership interest.

          4.3 GENERAL PARTNER RESPONSIBILITIES. The General Partner shall devote such time to managing the business of the Partnership as it reasonably determines in good faith to be necessary to conduct the business of the Partnership. The General Partner shall, on behalf of the Partnership, keep or cause to be kept full and complete books of account in which shall be entered fully and accurately all transactions of the Partnership in accordance with applicable laws. The General Partner shall make the books and records of the Partnership available during reasonable business hours for inspection by the Partners and their respective representatives at an office of the Partnership designated by it.

          4.4 EXPENSES. The Partnership shall bear and be charged with all costs and expenses of the Partnership incurred by the Partnership or the General Partner on behalf of the Partnership. Such costs and expenses shall include, without limitation, (a) administrative expenses including but not limited to costs of preparing tax returns and financial statements and all costs reasonably incidental thereto, (b) costs associated with qualifying the General Partner to do business as a foreign corporation, if such qualification is deemed necessary, (c) fees and expenses of custodians, counsel, independent public accountants and other persons and agents retained by the Partnership, (d) all other costs incurred relating to conducting the business of the Partnership, (e) out-of-pocket costs of meetings with, and reports to, the Limited Partners, (f) any taxes, fees or other governmental charges levied against the Partnership or its income or assets or in connection with its business or operations, (g) the management fee payable to the General Partner, as set forth in Section 4.8, and (f) all other costs and expenses of the Partnership or the General Partner in connection with this Agreement, such as costs of litigation or other matters that are the subject of indemnification pursuant to Section 11.1, including the purchase of insurance policies covering such matters, and the costs of winding up and liquidating the Partnership.


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          4.5  TAX AND OTHER FILINGS.  The General Partner, at the expense of the Partnership, shall prepare and file, or cause to be prepared and filed (a) a Federal information tax return in compliance with the applicable provisions of the Code, and any required state and local tax and information returns, for each tax year of the Partnership and (b) any other filings and reports with respect to the Partnership required to be made under the laws of the United States and applicable state laws, in connection with the conduct of the business of the Partnership. The Partners agree that the General Partner shall act as the tax matters partner of the Partnership as provided in Section 6231(a)(7) of the Code and authorize the General Partner to take any and all action necessary to confirm such designation. The General Partner shall promptly notify each other Partner of any administrative, judicial or other proceeding begun or action taken by any taxing authority directly or indirectly involving the Partnership, and shall provide to each other Partner a copy of any notice it receives in respect of any such proceeding or action no later than 10 days after the receipt of such notice. The General Partner shall take all action required under the Code and any regulations thereunder to identify each other Partner to the United States Internal Revenue Service as a "Notice Partner" under Section 6231 of the Code with respect to the Partnership or any partnership in which the Partnership is a partner.

          4.6  OTHER MATTERS CONCERNING THE GENERAL PARTNER.

          (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed in good faith by the General Partner to be genuine and to have been signed or presented by the proper party or parties.

          (b) The General Partner may employ and consult with attorneys, accountants, appraisers and other advisors selected by the General Partner in good faith including, without limitation, persons or entities which are or may be limited partners of the Partnership, Affiliates of, or otherwise associated or affiliated with, the General Partner, and any opinion of any such person or entities as to matters that the General Partner reasonably believes to be within such person's professional or expert competence shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by the General Partner hereunder in good faith and in reliance upon such opinion.

          (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through a duly appointed attorney-in-fact. Each such attorney-in-fact shall, to the extent provided by the General Partner in a duly executed power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

          4.7  LIMITED PARTNERS' ACTIONS AND COOPERATION.

          (a) The Limited Partners shall take no part in the conduct or control of the Partnership business and shall have no right or authority to act for or to bind the Partnership. The exercise of any of the rights and powers of the Limited Partners pursuant to the terms of this


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

Agreement shall not be deemed taking part in the day-to-day affairs of the Partnership or the exercise of control over Partnership affairs.

          (b) The Limited Partners shall furnish the General Partner with such information as it may from time to time reasonably request, and shall otherwise cooperate with the General Partner, to enable the General Partner and the Partnership to comply with applicable laws (including, without limitation, the applicable Federal and state tax and securities laws) in the conduct of the business of the Partnership.

          (c) The Limited Partners, solely by reason of their being Limited Partners of the Partnership, shall not be bound by or be personally liable for the liabilities and obligations of the Partnership and their liability to persons, firms or corporations other than the Partners of the Partnership shall be limited to the fullest extent permitted by the Act.

          4.8 MANAGEMENT FEE OF THE GENERAL PARTNER. The General Partner shall receive a fee for acting as the General Partner of the Partnership. The fee to be paid by the Partnership to the General Partner shall equal two percent (2%) of the sales price paid by purchasers for the timeshare interests sold by the Partnership ("General Partner's Fee"). The General Partner's Fee shall be paid out of the available funds of the Partnership, when the Partnership has available funds, as determined by the General Partner.

                          ARTICLE V. CAPITAL CONTRIBUTIONS

          5.1 REQUIRED CAPITAL CONTRIBUTIONS. Each Partner admitted to the Partnership on the date hereof has paid his Original Capital Contribution to the Partnership.

          5.2 LIMITATION ON LIABILITY. The Limited Partners shall not be liable for any of the debts of the Partnership, except to the extent of their respective Capital Contributions. No Limited Partner will be obligated to repay to the Partnership, any Partner, or any creditor of the Partnership, all or any portion of any negative balance in such Limited Partner's Capital Account. Notwithstanding the foregoing, a Partner receiving a distribution in accordance with this Agreement in partial or full return of his Capital Contribution shall be liable to the Partnership to the extent provided in the Act.

          5.3 METHOD OF CHARGING CAPITAL ACCOUNTS. Whenever any amount is withdrawn from a Partner's "Capital Account" as herein provided, the amount so withdrawn shall be charged first against Net Profits previously allocated to such Capital Account, to the extent of such Net Profits, before any portion of such withdrawal is charged against such Partner's Capital Contribution.

          5.4 MISCELLANEOUS. A Partner shall not be entitled to withdraw any part of its Capital Contribution or to receive any distribution from the Partnership, except as specifically provided in this Agreement. No Partner shall be obligated to make any loans to the Partnership, but if any such loans shall be made, they shall not be considered contributions to the capital of the Partnership. To the extent that any advance of a Partner is treated as a loan subject to Section


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7872 of the Code, any deduction attributable to the operation of such Section shall be allocated to the Partner making such loan.

          5.5 NO INTEREST ON CAPITAL CONTRIBUTIONS. No interest shall be paid on Capital Contributions, the Cumulative Return is a preference on Distributions and is not interest.

                  ARTICLE VI.  ALLOCATIONS, CAPITAL ACCOUNTS,
                               DISTRIBUTIONS AND ADJUSTMENTS

          6.1 OPENING CAPITAL ACCOUNTS. An Opening Capital Account shall be established for each Partner on the books of the Partnership, as of the date on which such Partner made its Original Capital Contribution, in an amount equal to such Original Capital Contribution, in an amount equal to such Original Capital Contribution. The Opening Capital Account of the Partner for each Accounting Period subsequent to the initial Accounting Period shall be an amount equal to the Closing Capital Account of such Partner, determined in accordance with
Section 6.2, for the immediately preceding Accounting Period.

          6.2 CLOSING CAPITAL ACCOUNTS. There shall be established for each Partner on the books of the Partnership, as of the last day of each Accounting Period, a Closing Capital Account for such Accounting Period determined by adjusting the Opening Capital Account of such Partner for such Accounting Period for (a) additional Capital Contributions made by such Partner during such Accounting Period; (b) allocations pursuant to Section 6.3; and (c) allocations pursuant to Section 6.4 in respect of such Accounting Period. The foregoing provisions of this Section 6.2 regarding the maintenance of Capital Accounts shall be construed so as to comply with the provisions of the Treasury Regulations promulgated under Section 704 of the Code. The General Partner is hereby authorized to modify these provisions to the minimum extent necessary to comply with such Treasury Regulations.

          6.3  ALLOCATION OF NET PROFITS AND NET LOSSES.

          (a) Net Profits and Net Losses of the Partnership and all items of income exempt from Federal income tax shall be allocated to the Closing Capital Accounts of the Partners to the extent of and in proportion to Distributions of Net Cash Flow made to them pursuant to Section 6.4 hereof.

          (b) Notwithstanding the provisions of subsection (a) of this Section 6.3:

               (i) Except as otherwise permitted by Treasury Regulations relating to non-recourse deductions, no allocation of deduction or loss shall be made to any Partner to the extent that such allocation would create or increase a deficit with respect to such Partner's Capital Account, if any other Partner has a positive balance in his Capital Account. In such event, any such deduction or loss shall be allocated to eliminate the positive balances contained in the Partners' Capital Accounts in the ratio of such positive balances. If no Partner has a positive balance in its Capital Account, additional deductions or losses shall first be allocated to those Partners that hold debt of the Partnership in the ratio, and to the extent, of the outstanding principal balance of such holdings. To the extent deductions or losses are allocated to any


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

Partners under this Section, income or gain shall first be allocated to such Partners in the same ratios as, and to the extent of, such deductions or losses.

               (ii) If the allocation of deduction or loss as provided herein would cause the deficit balance of a Partner's Capital Account to exceed such Partner's share of the Minimum Gain, there shall be allocated to such Partner only that amount of deduction or loss as shall not cause such balance to exceed that Partner's share of the Minimum Gain.

               (iii) If there is a net decrease in the Minimum Gain during any Fiscal Year, the Partners shall be specifically allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner's share of the net decrease in the Minimum Gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Partners under this subsection. This paragraph is intended to comply with the minimum gain chargeback requirement of the Treasury Regulations promulgated under Code Section 704(b) and shall be interpreted consistently with the requirements of Code Section 704 (b).

               (iv) In accordance with Code Section 704(c) and the Treasury Regulations issued under Code Section 704(c), income, gain, loss and deduction with respect to the property of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property for federal income tax purposes and its fair market value, determined in accordance with Treasury Regulations Section 1.704-1(b) (2)(iv). In the event the value of any Partnership property is adjusted pursuant to a revaluation permitted in Treasury Regulations Section 1.704-1(b)(iv)(f), subsequent allocation of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such assets for federal income tax purposes and its value in the same manner as under Code
Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations in accordance with this provision are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Distributions pursuant to any provision of this Agreement.

               (v) If any Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations sections 1.704-1(b)2)(ii)(d) (4), 1.704-1(b)(2)(ii)(d)(5), 1.704-1(b)(2)(d)(6), a pro
rata portion of each item of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate any deficit in its Capital Account created by such adjustment, allocation or distribution as soon as practicable. This subsection (iv) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(d)(3).

               (vi) If Code Section 483 or 1274 is determined to be applicable to the Capital Contribution of any Partner, or if any loan from a Partner to the Partnership is subject to Code Section 7872, any income or deduction of the Partnership attributable to interest on such Capital Contribution or loan (whether stated or unstated) shall be specially allocated to such Partner.

          (c) The General Partner is authorized to make any adjustments in the allocation of income, gain, loss, deduction or credit of the Partnership to the minimum extent necessary to comply with Section 704 of the Code, including any adjustments to any items thereof required as a result of (i) any amendments to
Section 704 of the Code (or any successor statutory provision) or changes in Treasury Regulations, or (ii) the adjustment of any items by the Internal Revenue Service. A new allocation made in good faith by the General Partner pursuant to this Section 7.3(c) shall be deemed to be made under the fiduciary obligation of the General Partner to the Partnership and the Partners, and no such allocation shall give rise to any claim or cause of action by any Partner.

          6.4 DISTRIBUTIONS OF NET CASH FLOW. Distributions of Net Cash Flow shall be made when the General Partner determines that there is Net Cash Flow available for Distribution. Distributions of Net Cash Flow, when made, shall be made in the following order:

          (a) Distributions of Net Cash Flow shall be made 1% to the General Partner, 40% to the Class A Limited Partner and 59% to the Class B Limited Partners (pro rata in accordance with the Partnership Interests of the Class B Limited Partners), until the Class A Limited Partner receives Distributions equal to the (i) Cumulative Preferred Return, plus (ii) the Original Capital Contribution of the Class A Limited Partner.

          (b) Once the Class A Limited Partner receives Distributions equal to the (i) Cumulative Preferred Return, plus (ii) the Original Capital Contribution of the Class A Limited Partner, Distributions of Net Cash Flow shall be made to each Partner pro rata in proportion to their respective Partnership Percentages.

          6.5 LOANS BY CLASS B LIMITED PARTNERS. At the General Partner's discretion, instead of paying the Class B Limited Partners a Distribution payable to the Class B Limited Partners under the provisions of Section 6.4 above, the General Partner may withhold payment of the Distribution and treat the Distribution not paid as a loan by the Class B Limited Partners to the Partnership ("Class B Partners Loan"). The General Partner at its discretion will determine when the Partnership will pay the principal owed on any Class B Partners Loan.

          6.6 SECTION 754 ELECTION. The General Partner shall cause the Partnership to make in a timely manner the election pursuant to Section 754 of the Code for a net increase in the basis of the Partnership property.

          6.7 PAYMENTS ON ACCOUNT OF PARTNERS' STATUS. The Partnership shall be entitled to make payments required to discharge any obligation of the Partnership or to make or withhold payments to any governmental authority with respect to any Federal, state or local tax liability of any Partner arising out of such Partner's interest in the Partnership. If the Partnership pays to any Federal, state or local government authority, any amount of tax, interest, or other expenditure or payment which is attributable to the particular status of any Partner, including, without limitation, the status of such Partner as a nonresident alien, foreign corporation or other foreign entity, the General Partner shall treat such tax, interest or other-payment as a distribution to such Partner and to the extent that no distributions are simultaneously made to the other Partners of the Partnership, the amount of each such payment made with respect to such Partner, plus interest on each such amount from the date of each such payment until such amount is repaid to the Partnership at an interest rate equal to 10%.
Such a distribution shall reduce the amount of any distribution otherwise payable by the Partnership to such Partner. Such Partner shall be entitled to receive any refund of any such tax, interest or other amounts theretofore received by the Partnership, on account of amounts charged to such Partner; provided, however, that the amount due such Partner shall be reduced by any expenses of the Partnership incurred in connection with the payment or refund of such taxes, interest or other amounts and the Partnership shall have no duty or obligation to seek to obtain or collect any such refund or expend any amount to reduce the amount of any withholding, interest or other amount otherwise payable to any governmental authority.

          6.8 DETERMINATION OF CERTAIN MATTERS. All matters concerning (a) the allocation of Net Profits and Net Losses among the Partners, including, but not limited to, any adjustments necessary to comply with Section 704 of the Code arising by reason of (i) any amendments to said provision or any successor statutory provision concerning the same subject matter as said provision, (ii) the adjustment of any of the foregoing items by the Internal Revenue Service, or
(iii) the admission of a new Partner, an additional Capital Contribution or the distribution of property to a Partner, and (b) the election of any accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner in good faith.

                                  ARTICLE VII

           DISSOLUTION OF THE PARTNERSHIP; WINDING UP AND LIQUIDATION

          7.1 DISSOLUTION EVENTS. The happening of any one of the following events shall cause an immediate dissolution of the Partnership:

          (a)  the expiration of the term of the Partnership pursuant to Section
2.3 of this Agreement;

          (b) the sale of all or substantially of the assets of the Partnership for consideration consisting entirely of cash;

          (c) the determination of the General Partner and Limited Partners holding more than fifty (50%) percent of the Partnership Interest held by all Class A Limited Partners;

          (d) the occurrence of any event requiring such dissolution pursuant to Section 8.3 of this Agreement or pursuant to the Act.

     Any dissolution of the Partnership shall be effective on the date the event giving rise to the dissolution occurs, but the Partnership shall not terminate until all its affairs have been wound up and its assets distributed as provided in this Article VII.

     No Partner shall have the right, and the Partners agree not, except as provided in this Section 7, to dissolve, terminate, liquidate, or to petition a court for the dissolution, termination or liquidation of the Partnership, without the prior written consent of all general partner(s) and more than 50% of the issued and outstanding Class Limited Partnership Interests.

          7.2 WINDING UP AND LIQUIDATION. Upon the dissolution of the Partnership for any reason, the General Partner shall commence and direct the winding up of the affairs of the Partnership and the distribution of all of its assets. In winding up the affairs of the Partnership, the General Partner may take any and all action as it may determine (including, without limitation, any arrangements to be made with creditors, whether and to what extent and under what terms the assets of the Partnership are to be sold or distributed in kind to the Partners, and the amount of or necessity of establishing cash reserves to cover contingent liabilities).

          7.3 ACCOUNTING ON DISSOLUTION. Upon dissolution of the Partnership, a proper accounting shall be made of the Partnership's assets, liabilities and operations from the date of the last previous Accounting Period to the date of dissolution. Income, gain, loss, deductions and credits realized subsequent to the date of dissolution shall be allocated in accordance with Article VI. As to each asset other than cash, gain or loss shall be allocated and proper adjustments made to the Capital Accounts of the Partners as if such asset had been sold for its then value, as determined pursuant to Section 7.5.

          7.4 APPLICATION OF PARTNERSHIP ASSETS. In winding up the affairs of the Partnership, the assets of the Partnership, in cash or in kind, shall be applied in the following order of priority:

          (a) In payment of all liabilities of the Partnership to creditors other than the Partners, and, thereafter, in payment of all liabilities of the Partnership to Partners including, in each case, those incurred in liquidation. If any liability is contingent or uncertain in amount, a reserve shall be established in such amount as the General Partner deems reasonably necessary. Upon the satisfaction or other discharge of such contingency, the amount of the reserve not required, if any, shall be distributed in accordance with the remainder of this Section 7.6;

          (b)  To the Partners as set forth in Section 6.4; and

          (c) Upon any distribution in liquidation of the Partnership, following the distribution of assets as provided in Section 6.4 of this Agreement, if any of the Partners has a negative Capital Account, and the Partnership has indebtedness or other liabilities with respect to which such Partner is personally liable ("Recourse Debt"), then the Partner or Partners having such a negative Capital Account shall within 90 days following the liquidation of the Partnership make a cash Capital Contribution to the Partnership to the extent of and in proportion to the amounts, if any, by which the respective Partners' Capital Accounts are less than zero, provided that (i) the aggregate of such Capital Contributions shall in no event exceed the amount of Recourse Debt, (ii) no Partner shall be required to contribute more than his proportionate share of the amount of any Recourse Debt as to which any of the Partners is personally liable, and (iii) no Partner shall be required to make Capital Contributions with respect to any Recourse Debt as to which such Partner is not personally liable. Such Capital Contributions shall be applied by the Partnership to the payment of the Partnership's Recourse Debt.

          7.5  VALUATION OF ASSETS AND RELATED MATTERS.

          (a) Any non-cash assets of the Partnership shall be valued for purposes of accounting upon dissolution by the General Partner in good faith, which valuation shall be binding upon the Partners; and

          (b) The distribution to any Partners of the value of their interests in the Partnership pursuant to this Section 7.5 is subject to the provision by the General Partner for all Partnership liabilities in accordance with the Act, and for reserves for contingencies. The unused portion of any reserve shall be distributed, with interest at the rate actually earned thereon pursuant to the investment thereof by the General Partner, after the General Partner shall have determined that the need therefor shall have ceased.

                                 ARTICLE VIII

                     DISPOSITIONS OF INTERESTS OF PARTNERS;
                  WITHDRAWALS; DEATH, INCOMPETENCY, BANKRUPTCY,
                     DISABILITY OR DISSOLUTION OF PARTNERS

          8.1 RESTRICTIONS ON TRANSFERS. No Limited Partner may sell, assign, transfer, pledge or otherwise encumber or dispose of, in whole or in part, its Limited Partnership Interests without the prior written consent of the General Partner as provided in Section 8.2, and any attempt to do so without such consent shall be null and void.

          8.2 SUBSTITUTION AND ASSIGNMENT OF LIMITED PARTNERSHIP INTERESTS. Subject to the exceptions contained in Section B.2(c), no Limited Partner shall sell, transfer, assign, convey, pledge, mortgage, encumber, hypothecate, or otherwise dispose of all or any of its Limited Partnership Interests without the prior written consent of the General Partner, and without, in addition, compliance with the following conditions:

          (a) (i) the transferor or transferee shall undertake to pay all expenses incurred by the Partnership in connection therewith; (ii) the Partnership shall receive from the person to whom such transfer, assignment, conveyance, sale or other disposition is made (and in the case of clause (C) from the transferring Limited Partner to the extent specified by the General Partner) (A) such documents, instruments and certificates as may be requested by the General Partner, pursuant to which the transferee shall become bound by this Agreement, (B) a certificate to the effect that the representations and information required to be furnished pursuant to this Agreement are (except as otherwise disclosed in writing to the General Partner) true and correct with respect to such person and (C) such other documents, opinions, instruments and certificates as the General Partner shall request; and (iii) the transferring Limited Partner shall, prior to making any such sale, transfer, assignment, conveyance, pledge, mortgage, encumbrance, hypothecation or other disposition, deliver to the Partnership the opinion of counsel described in Section 8.2(b).

          (b) The opinion of counsel referred to in Section 8.2(a) shall be in form and substance reasonably satisfactory to the General Partner, shall be of counsel reasonably satisfactory to the General Partner and shall be substantially to the effect (unless specified otherwise by the General Partner) that the transfer, assignment, conveyance, sale or other disposition contemplated by the opinion
(i) will not violate any registration provisions of the Securities Act, or applicable state securities laws; (ii) will not require that the Partnership register as an investment company under the Investment Company Act of 1940;
(iii) for Federal income tax purposes will not cause the termination or dissolution of the Partnership and will not cause it to be classified as other than a Partnership; and (iv) will not violate the laws of any state or the rules and regulations of any governmental authority applicable to such transfers.

          (c) Subject to compliance with Sections 8.2(a) and (b), but without the necessity of the prior written consent of the General Partner, a Limited Partner who is a natural person shall have the right to substitute another person for himself as a Limited Partner upon the death or incapacity of such Limited Partner and any partnership or corporate Limited Partner shall have the right to substitute for itself as a Limited Partner any wholly-owned subsidiary, any Affiliate of such Limited Partner and any successor entity as a result of the sale of all or substantially all of the assets thereof or as a result of the merger, consolidation or dissolution thereof. No attempted assignment or substitution shall be recognized or be given effect to by the Partnership unless effected in accordance with and permitted by this Agreement.

          (d) Any transferee of all or any part of a Limited Partnership Interest pursuant to the terms of this Article VIII shall be admitted to the Partnership as a substitute Limited Partner. In such event, such substitute Limited Partner shall, to the extent of such transfer, succeed to the Capital Account, rights and obligations hereunder of the Limited Partner making such transfer.

          (e) Admission of a new Limited Partner shall not be a cause for dissolution of the Partnership.

          8.3 RESIGNATION, DEATH, INCOMPETENCY, BANKRUPTCY, DISABILITY OR DISSOLUTION OF THE GENERAL PARTNER.

          (a) The occurrence of any of the following events shall be hereafter referred to as a "Terminating Event": (i) the General Partner voluntarily electing to resign, (ii) the General Partner being adjudicated a bankrupt or insolvent, (iii) the General Partner being dissolved (and, in the case of a General Partner that is a Partnership, the General Partner commencing winding
up), (iv) the General Partner being liquidated (or, in the case of a General Partner that is an individual, the death, disability or adjudication of incompetence), (v) the General Partner enters into an assignment for the benefit of creditors, files or has filed a petition for relief under any bankruptcy or insolvency law of any jurisdiction, (and, in the case of a petition filed by a person or entity other than the General Partner), such petition shall remain undismissed after 90 days, and/or (vi) the General Partner has a receiver appointed to administer its interest in the Partnership, or such interest is seized by a creditor, and such receiver or seizure is not be discharged within 60 days. If a Terminating Event occurs, the General Partner to whom the Terminating Event applies (the "Terminating General Partner") or its or his legal representative shall promptly notify the Limited Partners of the Terminating Event. Upon the occurrence of a Terminating Event the Partnership shall not dissolve and shall be continued provided that, within

90 days after the Terminating Event, a majority in interest of the Class A Limited Partners shall agree in writing to the continuation of the Partnership and to the appointment, effective as of the date of the Terminating Event, of a new general partner as successor ("Successor"), to such Terminating General Partner. If a Successor is appointed within said 90-day period, the business of the Partnership shall be continued as a limited partnership subject to and upon the terms and conditions set forth in this Agreement, and, if required, any documents necessary to reflect the continued existence of the Partnership as a limited partnership shall be executed by the Partners. If a Successor is appointed and in connection with the admission to the Partnership of such Successor the Limited Partners determine that it is necessary to transfer to the Successor, with or without a contribution to the capital of the Partnership, an interest in profits, losses and distributions pursuant to Article VI hereof ("Successor's Share"), the Successor's Share, but not in excess of a 1% interest in the Partnership, shall be transferred to the Successor upon his admission to the Partnership upon such terms as Limited Partners holding 75% of the issued and outstanding Limited Partnership Interests shall approve (including, without limitation, a pro rata dilution of the interests of the Partners).

          (b) A Terminating General Partner shall cease to be a General Partner, and it or he (or its or his estate or legal representatives, successors or assigns) shall become a special Limited Partner to the extent of its or his interest in the Partnership. Such special Limited Partner shall have the right to share in Net Profits, Net Losses, allocations and distributions on the same basis as the other Limited Partners from and after the date of the Terminating Event. A Terminating General Partner (or its or his estate, legal representatives, successors or assigns, as the case may be) shall remain liable for all liabilities and obligations of the Partnership incurred in connection with, or arising out of, Partnership operations during the time it or he was General Partner, but shall otherwise be free from liability in respect of obligations and liabilities incurred in connection with or arising out of Partnership operations from and after the date of the Terminating Event.

          8.4 DEATH, INCOMPETENCY, BANKRUPTCY, DISABILITY OR DISSOLUTION OF A LIMITED PARTNER. The death, adjudication of incompetency, bankruptcy, disability or dissolution of a Limited Partner shall not dissolve or terminate the Partnership.

                                   ARTICLE IX

                                    NOTICES

          Whenever any notice or other communication is required or permitted to be given under any provision of this Agreement, such notice or other communication shall be given in writing, and shall be deemed to have been given when delivered by personal delivery or by responsible overnight delivery service or five days after the date mailed by certified mail, postage prepaid, return receipt requested, in each case addressed to the person or persons to whom such notice or other communication is to be given at the notice address specified for such person or persons and set forth on Schedule A to this Agreement.

                                   ARTICLE X

                               POWER OF ATTORNEY

          Each of the Limited Partners hereby irrevocably makes, constitutes and appoints the General Partner as its true and lawful attorney, to make, sign, execute, acknowledge, swear to and file with respect to the Partnership:

          (a) such documents as may be required by law or pursuant to the provisions of this Agreement;

          (b) all filings or other reports with respect to the Partnership required to be made under applicable laws in connection with the conduct of the business of the Partnership;

          (c) all amendments to this Agreement required in connection with the provisions of Article VI hereof; and

          (d) all documents and instruments that may be deemed necessary or desirable to effect the winding up and termination of the Partnership.

          The foregoing appointments are coupled with an interest.

                                  ARTICLE XI

                                 MISCELLANEOUS

          11.1 EXCULPATION; INDEMNIFICATION.

          (a) None of the General Partner, its Affiliates, and their respective officers, directors, partners, representatives, employees or agents (collectively, the "General Partner Parties") shall be liable, in damages or otherwise, to the Partnership or to any of the Partners for any act or omission performed or omitted by them pursuant to the authority granted by this Agreement, except if such act or omission results from gross negligence or willful misconduct. The Partnership shall indemnify, defend and hold harmless the General Partner Parties from and against any and all claims, losses, liabilities, actions, damages and expenses of any nature whatsoever, including reasonable attorneys' fees, arising out of or in connection with any action taken or omitted by them pursuant to the authority granted by this Agreement, except where attributable to the gross negligence, willful misconduct or bad faith of the General Partner Parties, or any of them. The General Partner Parties shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter of issue, and any act or omission of the General Partners Parties pursuant to such advice shall in no event subject the General Partner Parties to liability to the Partnership or any Partner. Expenses incurred by the General Partner Parties in defending against any of the aforementioned claims or liabilities shall be paid, by the Partnership, in advance of the final disposition, provided that the General Partner Parties shall promptly deliver to the Partnership a writing (i) setting forth their good faith belief that they have met the standard of conduct necessary for indemnification under the Act, and (ii) undertaking to repay any such amounts, without interest, if ultimately it shall be determined that they, or any of them, are not entitled to be indemnified as provided herein.

          (b) The Partnership may purchase insurance, to the extent available at reasonable cost, covering the liabilities described in this Section 11.1.

          (c) The agreements contained in this Section 11.1 shall survive the withdrawal of a Partner or the termination or dissolution of the Partnership.

          (d) Any indemnification to which the General Partner Parties shall be entitled pursuant to this Section 11.1 shall be made solely from the assets of the Partnership as from time to time available for this purpose. In no event shall the Limited Partners be required to make loans for this purpose.

          (e) The indemnification of the General Partner by the Partnership shall be fully subordinate to any and all obligations imposed by a mortgage and such indemnification shall not constitute a claim against the Partnership in the event that the cash flow of the Partnership is insufficient to pay the obligations under a mortgage.

          11.2 OTHER VENTURES. The Partners and their respective Affiliates may engage individually or with others in other investments or business ventures of any kind, including those that may be similar to or in competition with the business of the Partnership and including providing services or otherwise dealing with companies in which the Partnership invests or to which the Partnership provides services. Without limiting the foregoing, any such person may organize, sponsor, invest in or otherwise enter into contracts with limited partnerships or other entities with the same or similar operational objectives as the Partnership, and may make investments and engage in other business ventures which may be similar to or in competition with the investments or business of the Partnership. Any such person may make any such investment without making available the investment opportunity to the Partnership and without reporting the investment to the other Partner. Any such person may make an investment in, or a loan to, any company. No Partner will make any use of or disclose to any person any confidential or proprietary information or documents of any kind obtained by reason of its status as a Partner except in connection with activities related to its capacity as a Partner.

          11.3 REPORTS.

          (a) Within 75 days after the end of each calendar year, the General Partner will send to each Partner such tax information as is necessary for the preparation by such Partner of its Federal income tax return, and required state income and other tax returns with regard to jurisdictions in which the Partnership is formed or qualified.

          (b) Within 90 days after the end of each fiscal year, the General Partner will send to each Partner the partnership tax return which includes a balance sheet and statement of income.

          (c)  The cost of the reports shall be borne by the Partnership.

          11.4 BOOKS AND RECORDS.

          (a) The General Partner shall keep or cause to be kept complete and appropriate books of account and financial records in which there shall be entered all such transactions and other matters relative to the Partnership's business as are usually entered into books of account and financial records maintained by persons engaged in businesses of like character.

          (b) The books of account and financial records of the Partnership shall be maintained at the office of the General Partner, and all such books and records shall be available for inspection and copying by each Partner or its authorized representative after ten days advance notice to the General Partner, at the expense of such Limited Partner and during ordinary business hours.

          11.5 CONFIDENTIAL INFORMATION. In connection with the organization of the Partnership and its ongoing business, the Partners will receive or have access to confidential proprietary information concerning the Partnership, including without limitation, product, financial, sales, marketing and customer information, trade secrets and the like (the "Confidential Information"), which is proprietary in nature and non-public. No Partner, nor any Affiliate of any Partner, shall disclose or cause to be disclosed any Confidential Information to any person, firm or corporation, nor use any Confidential Information for its own purposes or its own account, except in connection with its investment in the Partnership or the enforcement of any of its rights under this Agreement.

          11.6 BINDING EFFECT. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their legal representatives, successors and permitted assigns.

          11.7 AMENDMENTS. This Agreement may be amended, or modified and a provision of this Agreement may be waived, if such amendment, modification, waiver, is agreed to in writing by Limited Partners holding more than 75% of the issued and outstanding Limited Partnership Interests; PROVIDED, HOWEVER, that, without the approval of the Limited Partners, the General Partner may amend this
Agreement: (a) to change the name and/or principal place of business of the Partnership; (b) to reflect the admission or substitution of the Limited Partners; and (c) to amend the provisions of Articles VI and VII hereof to be consistent with the economic terms of the existing Articles VI and VII, if in the opinion of counsel to the Partnership, such amendment is necessary (i) to cause allocations and distributions to have substantial economic effect in accordance with Section 704 of the code and other applicable statutory provision and the rules and regulations thereunder, as from time to time in effect, or
(ii) to reflect changes in the Code and any other applicable statutory provision and the rules and regulations thereunder, as from time to time in effect. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other condition or subsequent breach, whether of like or different nature.

          11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

          11.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

          11.10 SECTION HEADINGS. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

          11.11 SEVERABILITY.   Each provision of this Agreement is intended
to be severable. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or validity or enforceability of any such provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such provision, or to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified, subject to any party's right to appeal such judgment.

          11.12 WAIVER. No provision hereof shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

          11.13 COOPERATION. The parties hereto will execute such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the Partnership created by this Agreement and its business.

          11.14 DISPUTE RESOLUTION. In the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the Federal and state courts in the State of Florida.

          11.15 EQUITABLE AND INJUNCTIVE RELIEF. The Partners acknowledge that (a) the provisions of Article VIII hereof are intended to preserve the unique relationship between the Partners; and (b) the provisions of Section 11.5 are intended to preserve the value and goodwill of the Partnership's business; and that, in the event of a breach or a threatened breach by either of its obligations under Article VIII or Section 11.5, the other will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by a Partner, the other Partner shall be entitled to such equitable and injunctive relief as may be available to restrain such Partner and any person, firm or corporation participating in such breach or threatened breach from the violation of the provisions thereof. Nothing herein shall be construed as prohibiting a Partner from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

          11.16 CONFLICT WITH FLORIDA LIMITED PARTNERSHIP ACT. In the event of a conflict between this Agreement and the Act, it is the intention of the parties that this Agreement shall prevail to the fullest extent permitted by law.

          IN WITNESS WHEREOF, the parties hereto have subscribed and sworn to this Agreement of limited partnership on the day and year first above written.

                                        GENERAL PARTNER:

                                        Resort Management, Inc.


                                        By:  /s/ T.F. Flatley
                                            -----------------------------------
                                            Thomas F. Flatley, President

                                        CLASS A LIMITED PARTNER:

                                             /s/ Elsie M. Lewis
                                        By:  /s/ Donald F. Lewis Sr.
                                            -----------------------------------
                                        Donald F. Lewis Sr. and Elsie M. Lewis

                                        CLASS B LIMITED PARTNER:

                                        Resort Investments, Inc.


                                        By:  /s/ T.F. Flatley
                                            -----------------------------------
                                        Thomas F. Flatley, President

                                        Regency Resorts, Inc.

                                        By:  /s/ C. Lynch
                                            -----------------------------------
                                        Charles Lynch, President

                                   SCHEDULE A


GENERAL PARTNER

NAMES AND ADDRESS                            INTEREST

Resort Management, Inc.                      1%
1150 First Ave., Suite 900
King of Prussia, PA  19406


CLASS A LIMITED PARTNERS

NAME AND ADDRESS                             INTEREST

Donald F. Lewis, Sr. & Elsie M. Lewis        14%


CLASS B LIMITED PARTNERS

NAME AND ADDRESS                             INTEREST

Resort Investments, Inc.                     55%
1150 First Avenue, Suite 900
King of Prussia, PA  19406

Regency Resorts, Inc.                        10%